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                                  EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT made this ___ day of October, 2000 by and between ACKEEOX CORP., a Florida corporation (the "Company"), and JAYME A. KRITCHMAN ("Executive").

In consideration of the mutual covenants and agreements herein contained, the compensation to be paid hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term of Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company for a period beginning as of November 1, 2000 and terminating, unless sooner terminated as provided herein, on October 31, 2003.

2. Duties of Executive. Executive is hereby hired and employed by the Company as its Vice President and Chief Operating Officer to perform the duties and accept the responsibilities typical for such positions and shall devote his efforts to rendering services to the Company in such capacities. In such capacities, Executive shall be subject only to the supervision and control of the Company's President and its Board of Directors (the "Board"). Executive shall not be required without his consent to undertake responsibilities not commensurate with his position.

The Company agrees to cause the Executive to be nominated for election to the Board at each annual meeting of shareholders during his employment hereunder. Executive agrees to serve on the Board once so elected.

3. Non-Exclusivity. During the term hereof, Executive shall devote approximately one-half of his productive time, ability and attention to the business of the Company.

4. Compensation of Executive.

         (a) Base Salary. Until the first anniversary of the date that the Company shall have received funds from the escrow account established for the receipt of investment proceeds from the Company's initial public offering, Executive shall render services hereunder to the Company without compensation. Thereafter Executive shall be entitled to receive from the Company a base salary ("Base Salary") of fifty thousand dollars ($50,000) per year, payable in accordance with the normal payroll practices of the Company. Notwithstanding the foregoing, Base Salary shall accrue for the benefit of Executive and be paid to him only if the Company is generating ample positive cash flow from operations to satisfy the accrual.


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         (b) Incentive Bonuses. In addition to his Base Salary, the Company shall pay Executive an annual incentive cash bonus ("Incentive Bonus") based upon the Company's performance, in such amount as may be determined by the Board. Each Incentive Bonus shall be payable to Executive thirty (30) days following the date the Company's audited consolidated statement of income for the applicable fiscal year becomes available.

         (c) Stock Option. As additional compensation, Executive shall be granted an option to acquire shares of the Company's common stock pursuant to an incentive stock option plan to be adopted by the Company for its key employees.

5. Executive Benefits. Executive shall be entitled to receive all benefits generally made available to executives of the Company.

6. Vacation. Executive shall be entitled to three (3) non-consecutive non-cumulative weeks off for vacation at full pay per each twelve (12) month period of the term hereof.

7. Reimbursement of Executive Expenses. Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including, but not limited to, traveling, entertainment and similar expenses, for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses, the Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to the Company for such expenses.

8. Termination by the Company.

         (a) The Company shall have the right to terminate this Agreement under the following circumstances:

                  (i) Upon the death of Executive;

                  (ii) Upon notice from the Company to Executive in the event of an illness or other disability which has incapacitated him from performing his duties for four (4) consecutive months as determined in good faith by the Board; or

                  (iii) For "good cause" upon notice from the Company. Termination by the Company of Executive's employment for "good cause" shall be limited to the following circumstances:

                           (A) Executive is convicted of, pleads guilty to or
                  pleads nolo contendere to a felony crime involving moral turpitude;

                           (B) Executive is found guilty of or pleads no contest
                  to fraud, conversion, embezzlement, falsifying records or


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                  reports or a similar crime involving the Company's property;

                           (C) Executive willfully breaches this Agreement,
                  which breach remains uncured thirty (30) days after written notice thereof shall have been sent to Executive; or

                           (D) The voluntary resignation by Executive as an
                  employee of the Company.

         (b) If this Agreement is terminated pursuant to Section 8(a) above, Executive's rights and the Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

         (c) If this Agreement is terminated pursuant to Section 8(a)(i) or (ii) hereof, Executive or his estate shall be entitled to receive:

                  (i) A cash payment equal to Executive's Base Salary hereunder for a twelve (12) month period, payable within thirty (30) days of the date of such termination;

                  (ii) All Incentive Bonuses granted to him by the Board pursuant to Section 4(b) above; and

                  (iii) All stock options granted by the Company to Executive which shall accelerate and become immediately exercisable.

The Company may purchase insurance to cover all or any part of its obligations set forth in this Section 8(c), and Executive agrees to take a physical examination to facilitate the obtaining of such insurance. However, death and disability benefits are not conditioned upon the Executive's insurability or the Company's obtaining insurance.

         (d) Whenever compensation is payable to Executive hereunder during a time when he is partially or totally disabled and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from the Company according to the terms of any plan now or hereafter provided by the Company or according to any Company policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive by an insurance company under an insurance policy paid for by the Company, the amounts paid to him by said insurance company shall be considered to be part of the payments to be made by the Company to him pursuant to this Section, and shall not be in addition thereto.

9. Termination by Executive. Executive shall have the right to terminate his employment under this Agreement upon thirty (30) days' notice to the Company given sixty (60) days following the


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occurrence of any of the following events:

         (a) Executive is not elected or retained as President and Chief Executive Officer and a director of the Company; or

         (b) The Company materially reduces Executive's duties and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that the Company is (or substantially all of its assets are) sold to, or is combined with, another entity.

10. Consequences of Breach by the Company.

         (a) If this Agreement is terminated pursuant to Section 9 hereof, or if the Company shall terminate Executive's employment under this Agreement in any other way that is a breach of this Agreement by the Company, the following shall apply:

                  (i) Executive shall receive a cash payment equal to the Executive's Base Salary hereunder for a twelve (12) month period, payable within thirty (30) days of the date of such termination;

                  (ii) Executive shall be entitled to all Incentive Bonuses granted to him by the Board pursuant to Section 4(b) above; and

                  (iii) All stock options granted by the Company to Executive shall accelerate and become immediately exercisable.

         (b) If any benefit under the preceding subsection is finally determined by the Internal Revenue Service to be an "Excess Parachute Payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay Executive an additional amount such that (x) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law.

11. Remedies. The Company recognizes that because of Executive's special talents and stature, in the event of termination by the Company hereunder (except under Section 8(a)), or in the event of termination by Executive under
Section 9, before the end of the agreed term, the Company acknowledges and agrees that the provisions of this Agreement regarding further payments of Base Salary, Incentive Bonuses and the exercisability of stock options constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited to or reduced

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by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

12. Notices and Demands. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if sent by certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company, Attention: Jerold H. Kritchman, 2835 North Military Trail, West Palm Beach, Florida 33409, or at any other address designated by the Company to Ex ecutive in writing, and if to Executive, 114 Banyan Circle, Jupiter, Florida 33458, or at any other address designated by Executive to the Company in writing.

13. Severability. In case any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or decree no further appeal or petition for review is available, the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the validity of the remaining part of any term or provision held to be partially invalid, illegal or unenforceable, shall in no way be affected, prejudiced or disturbed thereby.

14. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

15. Complete Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter.

16. Applicable Law, Binding Effect and Venue. This Agreement shall be construed and regulated under and by the laws of the State of Florida, and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns. Venue for any action related to or arising out of this Agreement shall lie in Palm Beach County, Florida.

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IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above with the intent to be legally bound.



                                             ACKEEOX CORP.


                                             By: /s/ Jerold H. Kritchman
                                                 -------------------------------
                                                 Jerold H. Kritchman,
                                                 President

                                                 /s/ Jayme A. Kritchman
                                                 -------------------------------
                                                 JAYME A. KRITCHMAN